Exhibit 99.1

CRITEO ANNOUNCES PLANNED DEPARTURE OF BENOIT FOUILLAND,

CHIEF FINANCIAL OFFICER, AT THE END OF THE SECOND QUARTER 2020

NEW YORK – March 2, 2020 – Criteo S.A. (NASDAQ: CRTO), the global technology company powering the world’s marketers with trusted and impactful advertising, today announced that Chief Financial Officer Benoit Fouilland plans to depart from Criteo at the end of the second quarter 2020. Mr. Fouilland has indicated that he will remain fully committed to his role as Chief Financial Officer and member of the senior executive team, and will play an active role in identifying and hiring his successor to ensure an orderly and smooth transition until his anticipated departure date of June 30, 2020. Criteo has launched a search for a replacement Chief Financial Officer.

“Benoit has played a pivotal role at Criteo over the last eight years, particularly in driving financial discipline to develop a powerful financial model with strong profitability and cash flow generation,” commented Megan Clarken, CEO. “He has been a great partner since I joined Criteo. While we’ll all be sad to see him leave at the end of June, we wish Benoit all the best in his new endeavors”.

Benoit Fouilland joined Criteo in March 2012 and, during his eight-year tenure, has been instrumental in taking Criteo public on the NASDAQ Global Market, in scaling the Company to support growth from $200 million revenue to $2.3 billion globally, and in contributing to evolve Criteo’s operating model for the future. After this eight-year cycle, Mr. Fouilland took the personal decision to pursue new professional endeavors.

About Criteo

Criteo (NASDAQ: CRTO) is the global technology company powering the world’s marketers with trusted and impactful advertising. 2,800 Criteo team members partner with over 20,000 customers and thousands of publishers around the globe to deliver effective advertising across all channels, by applying advanced machine learning to unparalleled data sets. Criteo empowers companies of all sizes with the technology they need to better know and serve their customers. For more information, please visit www.criteo.com.

Contacts

Criteo Investor Relations

Edouard Lassalle, VP, Head of Market Relations, e.lassalle@criteo.com

Friederike Edelmann, IR Director, f.edelmann@criteo.com

Criteo Public Relations

Isabelle Leung-Tack, VP, Global Communications, i.leungtack@criteo.com

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